Exhibit 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS

Conference Call and Webcast Scheduled for 5:00 p.m. Eastern Time

Richmond, California, November 8, 2018 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO) today reported third quarter 2018 financial results and recent business highlights.

“I’m pleased with our continued execution toward our vision to transform Sangamo into the premier genomic medicines company,” said Sandy Macrae, CEO of Sangamo. “We’ve made strong progress across our clinical development programs and look forward to potential data readouts and updates from multiple clinical trials in coming months. We expect to complete the final steps of the acquisition of TxCell by year end, establishing our leadership in the promising field of CAR-Tregs for immunological and autoimmune diseases. Finally, we are continuing to strengthen the leadership team with the addition of Stephane Boissel as EVP of Corporate Strategy.”

Recent Highlights

Clinical

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In September, Sangamo presented 16-week clinical results from the first two cohorts of the Phase 1/2 CHAMPIONS Study evaluating SB-913 for Mucopolysaccharidosis Type II (MPS II), including dose-dependent reductions in glycosaminoglycans (GAGs) in the second cohort (1e13 vector genomes per kilogram of body weight, or vg/kg). At 16 weeks, in all subjects, administration of SB-913 was generally well-tolerated, with no treatment-related serious adverse events reported. Most adverse events reported were mild (Grade 1) and resolved without treatment.

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In October, the independent Safety Monitoring Committee (SMC) of the CHAMPIONS Study evaluating SB-913 in patients with MPS II reviewed accumulated safety and efficacy data from all three cohorts and made the following three recommendations:

○	1) proceed to the cohort expansion phase of the clinical trial with the dose used at the third dose cohort (5e13 vg/kg);

○	2) initiate screening and enrollment of adolescent subjects (12 to 17 years of age); and

○	3) initiate the withdrawal of enzyme replacement therapy (ERT) when appropriate.

•

In October, the independent SMC of the Phase 1/2 Alta Study evaluating SB-525 for hemophilia A reviewed accumulated safety and efficacy data from six patients enrolled in three dose cohorts. As of that review, SB-525 exhibited dose-dependent efficacy on serum factor levels and was generally well-tolerated with no treatment-related serious adverse events and no use of tapering courses of oral steroids. The SMC recommended that the study continue with escalation to an additional dose. Sangamo plans to present safety and efficacy data from the Alta Study after dose escalation is complete and the clinical trial has progressed to the cohort expansion phase. SB-525 is being developed as part of a global collaboration between Sangamo and Pfizer Inc. for the development and commercialization of potential gene therapy programs for hemophilia A.

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A second patient has been treated in Phase 1/2 EMPOWERS Study evaluating SB-318 for MPS I. Per the recommendation of the SB-318 SMC, which in October reviewed accumulated safety and efficacy data from both the EMPOWERS Study and the CHAMPIONS Study evaluating SB-913 for MPS II, this patient received the 5e13 vg/kg dose, the highest dose.

“The independent SMC’s recommendations for the CHAMPIONS Study highlight the important progress we’ve made in this program,” said Ed Conner, Chief Medical Officer of Sangamo. “We believe that SB-913 may have the potential to improve upon the current standard of care for patients with MPS II, and we look forward to presenting updated results from this clinical trial early next year.”

Dr. Conner continued: “Regarding SB-525, we are pleased with the SMC’s recommendation for escalation to an additional dose, which is enabled by the safety profile, the lack of immunogenicity, and the dose-dependent response observed to date across the first three dose cohorts. Our goal is to advance into the pivotal phase of development with the dose that holds the highest potential to meet the needs of patients with hemophilia A. We do not believe that others have yet presented data that would support an optimal product profile for hemophilia A gene therapy.”

Corporate

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Sangamo completed the acquisition of a majority of TxCell S.A. (TxCell) ordinary shares in October and has since launched a general tender offer on the remaining ordinary shares of TxCell listed on Euronext in Paris. TxCell is a leader in the emerging field of regulatory T cell (Treg) development for immunological diseases, one of Sangamo’s stated therapeutic areas of focus for its proprietary product candidate pipeline. Sangamo intends to evaluate the potential of CAR-Treg (Tregs genetically modified with a chimeric antigen receptor, or CAR) therapies to prevent graft rejection in solid organ transplant and for the treatment of autoimmune diseases.

•	Stéphane Boissel, former CEO of TxCell, joined Sangamo as Executive Vice President of Corporate Strategy.

Third Quarter 2018 Financial Results

For the third quarter ended September 30, 2018, Sangamo reported a consolidated net loss of $12.8 million, or $0.13 per share, compared to a net loss of $12.4 million, or $0.15 per share, for the same period in 2017. As of September 30, 2018, the Company had cash, cash equivalents, marketable securities and interest receivable of $459.3 million.

Revenues for the third quarter ended September 30, 2018 were $23.6 million, compared to $11.8 million for the same period in 2017. The increase came primarily from $9.0 million in revenues related to our collaboration with Kite, a Gilead Company, which included reimbursement of $2.7 million in research services. Third quarter 2018 revenues were primarily generated from Sangamo’s collaboration agreements with Kite, Pfizer and Bioverativ, a Sanofi company.

Total operating expenses for the third quarter ended September 30, 2018 were $39.8 million, compared to $24.8 million for the same period in 2017. Research and development expenses were $28.8 million for the third quarter of 2018, compared to $18.4 million for the same period in 2017. The increase was primarily due to manufacturing and clinical trial expenses related to the progress of our clinical development programs. General and administrative expenses were $11.0 million for the third quarter of 2018, compared to $6.4 million for the same period in 2017. This increase was primarily due to general support of growth in our pipeline and clinical programs as well as one-time transaction cost associated with the TxCell acquisition.

Financial Guidance for 2018

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Cash and Investments: Sangamo expects to report a balance of cash, cash equivalents, marketable securities and interest receivable of at least $380 million at December 31, 2018. This anticipated cash balance is inclusive of research funding from existing collaborators and recent financings and is expected to last approximately two years.

•	Operating Expense: Sangamo expects operating expense of $160 million to $165 million for the year ending December 31, 2018.

Conference Call

Sangamo will host a conference call today, November 8, 2018, at 5:00 p.m. Eastern Time, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 9494369. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on November 8, 2018 to 11:59 p.m. ET on November 15, 2018. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 9494369.

About Sangamo

Sangamo Therapeutics is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the Company’s platform technologies in genome editing, gene therapy, gene regulation and cell therapy. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward-looking statements include, without limitation, the potential for data readouts and updates from multiple clinical trials in coming months, completion of the acquisition of TxCell by year end, Sangamo’s plan to present updated safety and efficacy data from the Alta Study after dose escalation is complete and the clinical trial has progressed to the cohort expansion phase, Sangamo’s plan to present updated results from the CHAMPIONS Study early next year; Sangamo’s year-end financial guidance related to cash, cash equivalents, marketable securities and interest receivable and operating expense. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, including the Alta study and CHAMPIONS study, whether the final results from the Alta study and CHAMPIONS study will validate and support the safety and efficacy of SB-525 and SB-913, respectively, Sangamo’s reliance on partners and other third-parties to meet their clinical and manufacturing obligations, and the ability to maintain strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable product candidates. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

Statement of Operations Data:

	Three months ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Collaboration agreements	$23,538	$11,759	$57,378	$23,042
Research grants	24	53	237	448

Total revenues	23,562	11,812	57,615	23,490
Operating expenses:
Research and development	28,810	18,425	81,612	46,351
General and administrative	10,993	6,422	32,381	19,734

Total operating expenses	39,803	24,847	113,993	66,085

Loss from operations	(16,241)	(13,035)	(56,378)	(42,595)
Interest and other income, net	3,398	681	6,708	1,118

Net loss	$(12,843)	$(12,354)	$(49,670)	$(41,477)

Basic and diluted net loss per common share	$(0.13)	$(0.15)	$(0.52)	$(0.55)

Shares used in computing basic and diluted net loss per common share	101,725	83,750	95,165	75,814

SELECTED BALANCE SHEET DATA

	September 30, 2018	December 31, 2017
Cash, cash equivalents, marketable securities and interest receivable	$459,253	$244,560
Total assets	606,604	286,741
Total stockholders’ equity	379,906	187,900

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